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                                November 19, 2004


ASA Limited
Paddock View
36 Wierda Road West
Sandton 2196, South Africa

ASA (Bermuda) Limited
4th Floor
11 Summer Street
Buffalo, New York  14209

        Re:    Reorganization  to  Convert  a South  African  Company  to a
               -------------------------------------------------------------
               Bermudian Company
               -----------------

Ladies and Gentlemen:

        ASA Limited, a South African public limited liability company ("OLD FUND"), and ASA (Bermuda) Limited, a Bermudian exempted limited liability company ("NEW FUND") (each, a "Fund"), have requested our opinion as to certain U.S. federal income tax consequences of the proposed conversion of Old Fund to New Fund pursuant to an Agreement and Plan of Reorganization between them, dated as of October 4, 2004 ("AGREEMENT"). Specifically, the Funds have requested our opinion --

               (1) that New Fund's acquisition of Old Fund's assets in exchange solely for ordinary shares of New Fund ("NEW FUND SHARES") and New Fund's assumption of Old Fund's liabilities, followed by Old Fund's distribution of those shares pro rata to the holders of record as of the Effective Time (as defined below) ("SHAREHOLDERS") of ordinary shares in the issued share capital of Old Fund ("OLD FUND SHARES") constructively in exchange for those Old Fund Shares, will qualify as a "reorganization" (as defined in section 368(a)(1)(F)(1)), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b)),

--------

(1) All "section" references are to the Internal Revenue Code of 1986, as amended ("CODE"), unless otherwise noted, and all "Treas. Reg. ss." references are to the regulations under the Code ("REGULATIONS").

KIRKPATRICK & LOCKHART LLP

ASA LIMITED
ASA (BERMUDA) LIMITED
NOVEMBER 19, 2004
PAGE 2


               (2) that neither the Funds nor the Shareholders will recognize any gain or loss on the Reorganization, and

               (3) regarding the basis and holding period after the Reorganization of the transferred assets and the shares issued pursuant thereto.

        In rendering this opinion, we have examined (1) the Agreement, (2) the Prospectus/Proxy Statement dated October 7, 2004 ("PROXY STATEMENT"), regarding the Reorganization that was furnished in connection with the solicitation of proxies by Old Fund's board of directors ("BOARD") for use at a general meeting of Old Fund's shareholders held on November 11, 2004 ("SHAREHOLDERS' MEETING"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "DOCUMENTS"). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in letters from the Funds to us dated November 18, 2004 (collectively, "REPRESENTATIONS"). We have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

                                      FACTS
                                      -----

        Old Fund is a South African public limited liability company, and New Fund is a Bermudian exempted limited liability company. Each Fund is registered with the Securities and Exchange Commission as a closed-end management investment company under the Investment Company Act of 1940, as amended ("1940 ACT"). New Fund will not commence operations until after the Reorganization, together with related acts necessary to consummate the same ("CLOSING"), occurs. Each Fund offers one class of shares, which are substantially similar.

        Unless the Funds agree otherwise, the Closing will take place on the date hereof. All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the date thereof or at such other time as to which the Funds may agree ("EFFECTIVE TIME").

        The Funds' management, investment policies, and service providers are the same. For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board, including the directors who are not "interested persons," as that term is defined in section 2(a)(19) of the 1940 Act, approved the Agreement at a meeting held on September 29, 2004, and determined that the Reorganization is in the best interests of Old Fund and its shareholders, that the terms of the Reorganization are fair and reasonable, and that the interest
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KIRKPATRICK & LOCKHART LLP

ASA LIMITED
ASA (BERMUDA) LIMITED
NOVEMBER 19, 2004
PAGE 3


of  Old   Fund's   shareholders   will  not  be  diluted  as  a  result  of  the
Reorganization.

        The Agreement provides in relevant part for the following:

               1. New Fund's acquisition of all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, contractual rights, books and records, deferred and prepaid expenses shown as assets on Old Fund's books, and all other property Old Fund owns and rights Old Fund has at the Effective Time (collectively "ASSETS"), in exchange solely for the following:

                      (a) the number of New Fund  Shares  equal to the number of
               Old Fund Shares then outstanding, and

                      (b) New Fund's assumption of all of Old Fund's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, whether or not arising before or after the Effective Time, and whether or not specifically referred to in the Agreement (collectively "LIABILITIES");

               2. The distribution of those New Fund Shares to the Shareholders, by transferring those shares from Old Fund's account on New Fund's share transfer books to open accounts on those books in the Shareholders' names. Paragraph 1.4 of the Agreement states that "Although Old Fund Shares shall remain outstanding after such distribution, they effectively will have no further value"(2); and

               3. Old Fund's winding-up and dissolution as soon as reasonably practicable after that distribution, but in all events within twelve months after the Effective Time.

        The Agreement also provides that, before the Closing, New Fund's initial board of directors will have authorized the issuance of, and New Fund will have issued, one or more New Fund Shares ("INITIAL SHARE(S)") to Mr. Robert J.A.

--------

(2) The Shareholders will not be required to and will not make physical delivery of their Old Fund Shares, nor will they receive certificates for New Fund Shares (which will not be issued), pursuant to the Reorganization. Old Fund Shares nevertheless will be treated as having been exchanged for New Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of New Fund Share certificates. SEE discussion at V. under "Analysis," below.

KIRKPATRICK & LOCKHART LLP

ASA LIMITED
ASA (BERMUDA) LIMITED
NOVEMBER 19, 2004
PAGE 4


Irwin or his appointee to enable such holder to elect New Fund's board of directors. The Agreement further provides that, at the Closing, New Fund will redeem the Initial Share(s) for an amount equal to the aggregate price at which it was (they were) issued.

                                 REPRESENTATIONS
                                 ---------------

        Old Fund has represented and warranted to us as follows:
        --------

               1. Old Fund is a public limited liability company organized under the laws of the Republic of South Africa; Old Fund and, to its knowledge, its shareholders treated it as a corporation (specifically, a passive foreign investment company ("PFIC")) for U.S. federal tax purposes for the taxable year including May 8, 1996; no reasonable basis existed on that date for treating it as an entity other than a corporation; and Old Fund has been a PFIC since its taxable year beginning December 1, 1987;

               2. Old Fund is duly registered as a closed-end management investment company under the 1940 Act, and such registration is in full force and effect;

               3. The Liabilities were incurred by Old Fund in the ordinary course of its business and are associated with the Assets;

               4. Old Fund is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));

               5. As of the Effective Time, Old Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire Old Fund Shares;

               6. There is no plan or intention by any Shareholder who owns 5% or more of the Old Fund Shares -- and to the best of the knowledge of Old Fund's management, there is no plan or intention of the remaining Shareholders -- to sell, exchange, or otherwise dispose of any New Fund Shares they receive in the Reorganization;

               7. From the date it commenced operations and ending at the Effective Time, Old Fund will have conducted its "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) in a substantially unchanged manner; before the Effective Time, Old Fund will not have (a) disposed of and/or acquired any assets for any reason except in the ordinary course of its business or (b) otherwise changed its historic investment policies;
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KIRKPATRICK & LOCKHART LLP

ASA LIMITED
ASA (BERMUDA) LIMITED
NOVEMBER 19, 2004
PAGE 5


               8. During the five-year period ending at the Effective Time, (a) neither Old Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Old Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than New Fund Shares or Old Fund Shares, and (b) no distributions will have been made with respect to Old Fund Shares, other than normal, regular dividend distributions made pursuant to Old Fund's historic dividend-paying practice; and

               9. Old Fund does not have any "effectively connected earnings and profits" (as defined in section 884(d)) (i.e., earnings and profits, without diminution by reason of any distribution made during its current taxable year, that are attributable to income that is effectively connected, or treated as effectively connected, with the conduct of a trade or business within the United States ("ECE&P")) or "accumulated effectively connected earnings and profits" (as defined in section 884(b)(2)(B)(ii)) (i.e., the excess of its aggregate ECE&P determined for preceding taxable years beginning after December 31, 1986, over its aggregate "dividend equivalent amounts" (which are its ECE&P adjusted, as provided in section 884(b), for increases and decreases in its "U.S. net equity" (as defined in section 884(c))) determined for such years.

        New Fund has represented and warranted to us as follows:
        --------

               1. New Fund is an exempted limited liability company organized under the laws of the Commonwealth of Bermuda; none of its shareholders has or will have personal liability for the debts of or claims against New Fund by reason of being such a shareholder; and it has not elected, and does not intend to elect, to be classified as a partnership or to be disregarded for U.S. federal tax purposes;

               2. New  Fund  is  duly  registered  as a  closed-end   management
        investment company under the 1940 Act, and such registration is in full force and effect;

               3. New Fund has not commenced operations and will not do so until after the Closing;

               4. Before the Effective Time, there will be no issued and outstanding New Fund Shares or any other securities issued by New Fund, except the Initial Share(s), which will be redeemed at the Closing;

               5. No consideration other than New Fund Shares (and New Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

KIRKPATRICK & LOCKHART LLP

ASA LIMITED
ASA (BERMUDA) LIMITED
NOVEMBER 19, 2004
PAGE 6


               6. New Fund has no plan or intention to issue additional New Fund Shares following the Reorganization; nor does New Fund, or any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it, have any plan or intention to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- any New Fund Shares issued to the Shareholders pursuant to the Reorganization with consideration other than New Fund Shares;

               7. Following the Reorganization, New Fund (a) will continue Old Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) and (b) will use a significant portion of Old Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)) in a business; in addition, New Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business, and (b) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change; and

               8. There is no plan or intention for New Fund to be dissolved or merged into another limited liability company or a corporation or a business or statutory trust following the Reorganization.

        Each Fund has represented and warranted to us as follows:
        ---------

               1. The fair market value of the New Fund Shares each Shareholder receives will be approximately equal to the fair market value of its Old Fund Shares it constructively surrenders in exchange therefor (after taking into account any costs incurred in the Reorganization and winding-up of Old Fund);

               2. Its management (a) is unaware of any plan or intention of the Shareholders to sell or otherwise dispose of (i) any portion of their Old Fund Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to either Fund or
        (ii) any portion of the New Fund Shares they receive in the Reorganization to any person "related" (within such meaning) to New Fund, (b) does not anticipate dispositions of those New Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of Old Fund Shares, and (c) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis;

               3. The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

KIRKPATRICK & LOCKHART LLP

ASA LIMITED
ASA (BERMUDA) LIMITED
NOVEMBER 19, 2004
PAGE 7


               4. Immediately following consummation of the Reorganization, the Shareholders will own all the New Fund Shares and will own such shares solely by reason of their ownership of Old Fund Shares immediately before the Reorganization;

               5. Immediately following consummation of the Reorganization, New Fund will hold the same assets -- except for assets used to pay expenses incurred in connection with the Reorganization -- that Old Fund held immediately before the Reorganization and will be subject to the same liabilities that Old Fund was subject to immediately before the Reorganization (excluding a contingent liability for South African capital gains tax that will be eliminated as a result of the Reorganization) plus any liabilities for the Funds' expenses incurred in connection with the Reorganization and winding-up of Old Fund. Such excepted assets, together with the amount of all redemptions and distributions (other than regular, normal dividends) Old Fund makes immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets;

               6. None of the compensation received by any Shareholder who is an employee of or service provider to Old Fund will be separate consideration for, or allocable to, any of the Old Fund Shares such Shareholder holds; none of the New Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

               7. The fair market value of the Assets on a going concern basis will equal or exceed the sum of the Liabilities to be assumed by New Fund and those to which the Assets are subject;

               8. Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187); and

               9. The  aggregate  value of the  acquisitions,  redemptions,  and distributions limited by Old Fund's Representation number 8 and New Fund's Representations number 6 will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Old Fund at the Effective Time.

KIRKPATRICK & LOCKHART LLP

ASA LIMITED
ASA (BERMUDA) LIMITED
NOVEMBER 19, 2004
PAGE 8


                                     OPINION
                                     -------

      Based solely on the facts set forth above, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Agreement, our opinion (as explained more fully in the next section of this letter) is as follows:

               1. New Fund's acquisition of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, followed by Old Fund's distribution of those shares pro rata to the Shareholders constructively in exchange for their Old Fund Shares, will qualify as a "reorganization" (as defined in section 368(a)(1)(F)), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));

               2. Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund's assumption of the Liabilities(3) or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Old Fund Shares;

               3. New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

               4. New Fund's basis in each Asset will be the same as Old Fund's basis therein immediately before the Reorganization, and New Fund's holding period for each Asset will include Old Fund's holding period therefor;

               5.  A  Shareholder   will  recognize  no  gain  or  loss  on  the
        constructive exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization;

               6. A Shareholder's aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds those Old Fund Shares as capital assets at the Effective Time; and

--------

(3) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

KIRKPATRICK & LOCKHART LLP

ASA LIMITED
ASA (BERMUDA) LIMITED
NOVEMBER 19, 2004
PAGE 9


               7. For purposes of section 381, New Fund will be treated as if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Old Fund's taxable year, Old Fund's tax attributes enumerated in section 381(c) will be taken into account by New Fund as if there had been no Reorganization, and the part of Old Fund's taxable year before the Reorganization will be included in New Fund's taxable year after the Reorganization.

        Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("SERVICE") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.

                                    ANALYSIS
                                    --------

I.    The  Reorganization  Will  Qualify  as an F Reorganization, and  Each Fund
      --------------------------------------------------------------------------
      Will Be a Party to a Reorganization.
      ------------------------------------

      A.  Each Fund Is a Corporation.
          ---------------------------

      Section 368(a)(1)(F) provides that "a mere change in identity, form, or place of organization of one corporation, however effected," is a reorganization ("F Reorganization"). That section's limitation of the definition of an F Reorganization to a change involving ONE CORPORATION was adopted by the Tax Equity and Fiscal Responsibility Act of 1982. The legislative history of that act explains, however, that the statutory limitation does not preclude the use of more than one entity to consummate a transaction under section 368(a)(1)(F), provided that only one operating company is involved in the reorganization. H.R. Conf. Rep. No. 760, 97th Cong., 2d Sess., reprinted in 1982 U.S. Code Cong. & Ad. News 1315. That report cites the reincorporation of an operating company in a different state as an example of an F Reorganization that requires the involvement of more than one corporation but that, nonetheless, complies with amended section 368(a)(1)(F).

      For such a transaction to qualify under that section, therefore, the entities involved therein must be corporations (or associations taxable as corporations). Each Fund, however, is a limited liability company organized outside the United States.

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KIRKPATRICK & LOCKHART LLP

ASA LIMITED
ASA (BERMUDA) LIMITED
NOVEMBER 19, 2004
PAGE 10


      Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal(4) tax purposes as either a corporation or a partnership." Regulation section 301.7701-2(b)(8)(i) defines the term "corporation" to include, with exceptions that are not relevant here, certain listed business entities, including a South African "public limited company" (presumably, a South African "public limited liability company," such as Old Fund). Although a foreign business entity described in that section that was in existence on May 8, 1996 (such as Old Fund), will not be treated as a corporation thereunder if it satisfies certain requirements (SEE Treas. Reg. ss. 301.7701-2(d)), Old Fund cannot satisfy at least two of those requirements - (1) that no person, including Old Fund, to whom its classification was relevant on that date treated it as a corporation for purposes of filing federal returns and withholding documents for the taxable year including that date and (2) that a reasonable basis existed on that date for treating it as an entity other than a corporation (SEE Treas. Reg. ss. 301.7701-2(d)(iii) and (v)). Accordingly, Old Fund is classified as a corporation for federal tax purposes.

      Any business entity that is not classified as a corporation under Treas. Reg. ss. 301.7701-2(b)(1) and (3)-(8) (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. ss. 301.7701-3(a). Unless it elects otherwise, a multi-member foreign eligible entity all of the members of which have limited liability (such as New Fund) will be classified as an association for federal tax purposes. SEE Treas. Reg. ss. 301.7701-3(b)(2)(i)(B). New Fund has not made, and does not intend to make, such an election. Accordingly, New Fund will be classified as an association (and thus a corporation) for federal tax purposes.

      B.  Requirements of Continuity.
          ---------------------------

      Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in that section as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. ss. 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. ss. 1.368-1(e) ("continuity of interest").

          1.   Continuity of Business Enterprise.
               ----------------------------------

      To satisfy the continuity of business enterprise requirement of Treas. Reg. ss. 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of

--------

(4)   The word "federal" as used below means "U.S. federal."

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KIRKPATRICK & LOCKHART LLP

ASA LIMITED
ASA (BERMUDA) LIMITED
NOVEMBER 19, 2004
PAGE 11


the target corporation's "historic business assets" in a business ("asset continuity").

      The Funds' management, investment policies, and service providers are the same. Moreover, after the Reorganization New Fund will continue Old Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)). Accordingly, there will be business continuity.

      New Fund not only will continue Old Fund's historic business, but it also will use in that business a significant portion of Old Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)). In addition, New Fund (1) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business, and (2) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change. Accordingly, there will be asset continuity as well.

      Because the Reorganization meets the requirement that an F Reorganization be "a mere change in identity, form, or place of organization of one corporation," the Reorganization also will satisfy the less stringent continuity of business enterprise requirement.

      For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

          2.   Continuity of Interest.
               -----------------------

      Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That section goes on to provide that "[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

      For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is

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equal  in value to at least  50% of the  value of all the  formerly  outstanding shares of the transferor corporation.(5)

      During the five-year period ending at the Effective Time, (1) neither Old Fund nor any person related(6) to it will have acquired Old Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person ("indirectly"), with consideration other than New Fund Shares or Old Fund Shares, and (2) no distributions will have been made with respect to Old Fund Shares, other than normal, regular dividend distributions made pursuant to Old Fund's historic dividend-paying practice. Nor is there any plan or intention for New Fund, or any person related thereto, to acquire -- during the five-year period beginning at the Effective Time, either directly or indirectly -- any New Fund Shares issued to the Shareholders pursuant to the Reorganization with consideration other than New Fund Shares.

      There is no plan or intention of the Shareholders to sell or otherwise dispose of (1) any portion of their Old Fund Shares before the Reorganization to any person related to either Fund or (2) any portion of the New Fund Shares they receive in the Reorganization to any person related to New Fund. Moreover, each Fund (a) does not anticipate dispositions of those New Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Old Fund and (b) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS. Furthermore, it is not within the purpose of the continuity of interest requirement to disqualify the Reorganization as an F Reorganization because of shifts in proprietary interest that would ultimately occur regardless of Old Fund's change in its identity, form, and place of organization.

--------

(5)   Rev. Proc. 77-37,  1977-2 C.B. 568; BUT SEE Rev. Rul. 56-345,  1956-2 C.B.
206 (continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); SEE ALSO REEF CORP. V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as an F Reorganization, even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. V. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

(6) All references in this and the next paragraph to the word "related" are to that word within the meaning of Treas. Reg. ss. 1.368-1(e)(3).

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      Accordingly,   we  believe  that  the  Reorganization   will  satisfy  the
continuity of interest requirement.

      C.  Business Purpose.
          -----------------

      All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. ss.ss. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

      D.  Satisfaction of Section 368(a)(2)(F).
          -------------------------------------

      Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But section 368(a)(2)(F) does not apply if the stock of each investment company is owned substantially by the same persons in the same proportions (section 368(a)(2)(F)(v)); the Reorganization should fall within this exception. In addition, it is arguable that only one investment company is involved in the Reorganization and that section 368(a)(2)(F) therefore does not apply, because for purposes of section 368(a)(1)(F) the
involvement  of  New  Fund  (which  will  not  be  an  operating   entity  until
consummation of the Reorganization) is ignored for purposes of counting the number of corporations participating in the Reorganization. H.R. Conf. Rep. No. 760, SUPRA; SEE discussion at I.A. above. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as an F Reorganization with respect to either Fund.

      E.  Non-applicability of Section 367.
          ---------------------------------

      Under certain circumstances, section 367(a)(1) makes the general rule of nonrecognition (see II., III., and V. below) inapplicable in a reorganization involving a foreign corporation. That section generally does not apply, however, to the transfer of stock of a foreign corporation that is party to a reorganization. SEE section 367(a)(2). Moreover, the Regulations generally provide that if a U.S. person exchanges stock of a foreign corporation in an F

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Reorganization,  the exchange is not subject to section 367(a).(7) In that case, the nonrecognition rule normally applicable to an F reorganization would apply.

      Old Fund is a PFIC for federal tax purposes. Section 367 and the Regulations thereunder, however, do not expressly address the PFIC rules. Under section 1291(f), gain on a direct or indirect disposition of PFIC stock that, but for that section, would not be fully recognized (such as in an F Reorganization) nevertheless must be recognized, to the extent provided in Regulations.(8) However, not only do neither final nor proposed Regulations provide for such recognition, but proposed Regulations carve out two specific exceptions to this override of nonrecognition provisions, one of which applies specifically to F Reorganizations, as follows: "Gain is not recognized on a direct or indirect disposition of stock of a [PFIC] that results from a nonrecognition transfer if in the transfer, stock of the [PFIC] . . . is exchanged solely for . . . [s]tock of the same or another corporation that . . . is the acquiring foreign corporation in [an F Reorganization]."(9) Accordingly, we believe that section 367 will not apply to deny nonrecognition to Old Fund and the Shareholders on the Reorganization.

      For all the foregoing reasons, we believe that the Reorganization will qualify as an F Reorganization.

      F.  Each Fund Will Be a Party to a Reorganization.
          ----------------------------------------------

      Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another, the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Old Fund is transferring all its properties to New Fund. Accordingly, we believe that each Fund will be "a party to a reorganization." CF. Rev. Rul. 72-206, 1972-1 C.B. 104.

--------

(7) Treas. Reg. ss. 1.367(a)-3(a). Although this regulatory provision does not apply to an exchange that is "treated as an indirect stock transfer under [Treas. Reg. ss. 1.367(a)-3](d)," the latter paragraph does not include an F Reorganization between two foreign corporations in its list of such transfers. Accordingly, by exclusion, a U.S. person's transfer of a foreign corporation's stock for stock of another foreign corporation in an F Reorganization is not an indirect stock transfer.

(8) Section 1291(f) and Prop. Reg. ss. 1.1291-6(b). Most of the Regulations under section 1291 have not been finalized but would be effective as of April 11, 1992, if promulgated as proposed.

(9)   Prop. Reg. ss. 1.1291-6(c)(1)(i).  SEE Prop. Reg. ss. 1.1291-6(f), Example
1 (describing a transaction very similar to the Reorganization).

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II.   Old Fund Will Recognize No Gain or Loss.
      ----------------------------------------

      Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

      Section  357(a)  provides in  pertinent  part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

      As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization and that each Fund will be a party to a reorganization. Old Fund will exchange the Assets solely for New Fund Shares and New Fund's assumption of the Liabilities and then will distribute those shares to the Shareholders in constructive exchange for their Old Fund Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of New Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Old Fund will recognize no gain or loss on the Reorganization.(10)

III.  New Fund Will Recognize No Gain or Loss.
      ----------------------------------------

      Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. New Fund will issue New Fund Shares to Old Fund in exchange for the Assets, which consist of money and securities. Accordingly, we believe that New Fund will recognize no gain or loss on the Reorganization.

--------

(10)  See footnote 3.

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IV.   New  Fund's  Basis  in  the  Assets  Will Be a  Carryover  Basis,  and Its
      --------------------------------------------------------------------------
      Holding Period Will Include Old Fund's Holding Period.
      ------------------------------------------------------

      Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Old Fund will recognize no gain on the Reorganization. Accordingly, we believe that New Fund's basis in each Asset will be the same as Old Fund's basis therein immediately before the Reorganization.

      Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that New Fund's basis in each Asset will be a carryover basis. Accordingly, we believe that New Fund's holding period for each Asset will include Old Fund's holding period therefor.

V.    A Shareholder Will Recognize No Gain or Loss.
      ---------------------------------------------

      Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Agreement, the Shareholders will receive solely New Fund Shares for their Old Fund Shares. As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization and each Fund will be a party to a reorganization. We also believe the Agreement constitutes a "plan of reorganization" (within the meaning of Treas. Reg. ss.
1.368-2(g)).   Although   section   354(a)(1)   requires  that  the   transferor
corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974);  DAVANT  V.  COMMISSIONER,  366  F.2D 874 (5th  Cir.  1966).  Therefore,
although  the   Shareholders   will  not  actually   surrender  Old  Fund  Share
certificates in exchange for New Fund Shares, their Old Fund Shares effectively will have no further value and will be treated as having been exchanged therefor. SEE Rev. Rul. 90-13, 1990-1 C.B. 65. Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization.
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VI.   A  Shareholder's  Basis in  New  Fund Shares Will Be a Substituted  Basis,
      --------------------------------------------------------------------------
      and  its  Holding Period  therefor Will Include its Holding Period for its
      --------------------------------------------------------------------------
      Old Fund Shares.
      ----------------

      Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Old Fund Shares solely for New Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than New Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it constructively surrenders in exchange for those New Fund Shares.

      Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a "capital asset" (as defined in section 1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg. ss. 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis in the New Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the New Fund Shares it receives in the Reorganization will include, in each instance, its holding period for the Old Fund Shares it constructively surrenders in exchange therefor, provided the Shareholder holds those Old Fund Shares as capital assets at the Effective Time.

VII.  Survival of Tax Attributes.
      ---------------------------

      Regulation section 1.381(b)-1(a)(2) provides that in the case of an F Reorganization, the acquiring corporation shall be treated (for purposes of section 381) just as the transferor corporation would have been treated if there had been no reorganization.(11) Thus, according to that section of the Regulations, among other things, the transferor's taxable year shall not end on

--------

(11) We recognize that the Reorganization also may qualify as a reorganization under other provisions of section 368(a)(1). However, Rev. Rul. 57-276, 1957-1 C.B. 126, states that if a corporate transaction comes within section
368(a)(1)(F) but also meets the requirements of sections  368(a)(1)(A),  (C), or
(D), the transaction will be treated as an F Reorganization for purposes of applying section 381.

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the  date  of  transfer  merely  because  of  the  transfer  and  the  acquiring corporation shall take into account the tax attributes of the transferor enumerated in section 381(c) as if there had been no reorganization. As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization. In an F Reorganization in which the transferor corporation is a foreign corporation,(12) however, the foreign transferor's taxable year shall end with the close of the date of the transfer and the acquiring corporation's taxable year shall end with the close of the date on which the transferor's taxable year would have ended but for the occurrence of the reorganization if the transferor has effectively connected earnings and profits (as defined in section 884(d)) or accumulated effectively connected earnings and profits (as defined in section 884(b)(2)(B)(ii)). Treas. Reg. ss. 1.367(b)-2(f)(4). Old Fund has no such earnings and profits.

      Accordingly, we believe that, for purposes of section 381, New Fund will be treated just as Old Fund would have been if there had been no Reorganization. Thus, Old Fund's taxable year will not end at the Effective Time merely because of the Reorganization, and New Fund will take into account Old Fund's tax attributes enumerated in section 381(c) as if there had been no Reorganization. In addition, the part of Old Fund's taxable year before the Reorganization and the part of New Fund's taxable year after the Reorganization will constitute a single taxable year of New Fund. SEE Rev. Rul. 57-276, 1957-1 C.B. 126, 127-28.

                                                   Very truly yours,


                                                  /s/ KIRKPATRICK & LOCKHART LLP
                                                  ------------------------------
                                                  KIRKPATRICK & LOCKHART LLP


--------------------------------------------------------------------------------

(12) Regulation section 1.367(b)-2(f)(2) provides, in relevant part, that in an F Reorganization in which the transferor corporation is a foreign corporation, there is considered to exist (i) a transfer of assets by the transferor to the acquiring corporation in exchange for the latter's stock and its assumption of the transferor's liabilities, (ii) a distribution of that stock by the transferor to its shareholders, and (iii) an exchange by the transferor's shareholders of their stock for the acquiring corporation's stock.